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For Immediate Release
GILEAD SCIENCES ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS
Third Quarter 2020 Highlights: Year-Over-Year
- Product Sales increased 18% to $6.5 billion -
- Product Sales excluding Veklury increased 2% to $5.6 billion -
- GAAP Diluted EPS of $0.29 -
- Non-GAAP Diluted EPS increased 29% to $2.11 -
- Acquisition of Immunomedics, Inc. -
Updated Full Year 2020 Guidance
- Product Sales of $23 billion to $23.5 billion -
- Non-GAAP Diluted EPS of $6.25 to $6.60 -
Foster City, CA, October 28, 2020 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the third quarter 2020.
“The recent acquisition of Immunomedics has effectively transformed Gilead’s growth story. Building on the foundation of our strong core business, which proved its durability once again this quarter, we have now significant opportunity to drive additional growth at an accelerated pace,” said Daniel O’Day, Chairman and Chief Executive Officer, Gilead Sciences. “Trodelvy, an approved medicine with extensive potential for patients with a range of tumor types, adds to our growing portfolio of transformational medicines. By following the strategy we laid out at the start of this year, we have significantly improved Gilead’s near and long-term growth potential.”
Financial Results
•Total revenues for the third quarter 2020 were $6.6 billion, up 17%, compared to $5.6 billion, for the same period in 2019.
◦Product sales, excluding Veklury® (remdesivir), increased 2% year-over-year to $5.6 billion for the third quarter 2020 primarily due to Gilead’s core HIV products driven by higher volume as channel inventory continues to normalize in the United States as well as stronger patient demand. The increase was partially offset by lower sales volume of Truvada® (emtricitabine (“FTC”) and tenofovir disoproxil fumarate (“TDF”))-based products and lower sales of hepatitis C virus (“HCV”) products.
◦Veklury revenues were $873 million for the third quarter 2020.
•GAAP net income and diluted earnings per share for the third quarter 2020 were $360 million and $0.29, respectively, compared to net loss and diluted loss per share of $(1.2) billion and $(0.92), respectively, for the same period in 2019.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
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October 28, 2020	2
◦GAAP results for the third quarter 2020 included acquired in-process research and development (“IPR&D”) charges totaling $1.2 billion related to collaborations and other investments Gilead entered into during the current quarter as well as a $923 million unrealized loss from changes in the fair value of Gilead’s equity investments in Galapagos NV (“Galapagos”).
◦GAAP results for the third quarter 2019 included $4.0 billion acquired IPR&D charges primarily related to Gilead’s global research and development collaboration agreement with Galapagos.
•Non-GAAP net income and diluted EPS for the third quarter 2020 were $2.7 billion and $2.11, respectively, compared to $2.1 billion and $1.64, respectively, for the same period in 2019.
•As expected, the third quarter 2020 revenues reflect the continued impact from the COVID-19 pandemic on HCV and pre-exposure prophylaxis (“PrEP”). However, Gilead continued to see signs of recovery in Europe and the United States during the third quarter 2020.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share amounts)	2020	2019	Change	2020	2019	Change
Product sales	$6,493	$5,516	18%	$17,027	$16,323	4%
Royalty, contract and other revenues	84	88	(5)%	241	247	(2)%
Total revenues	$6,577	$5,604	17%	$17,268	$16,570	4%

Net income (loss) attributable to Gilead	$360	$(1,165)	NM	$(1,428)	$2,690	NM
Non-GAAP net income attributable to Gilead(1)	$2,657	$2,091	27%	$6,196	$6,428	(4)%

Diluted earnings (loss) per share	$0.29	$(0.92)	NM	$(1.14)	$2.10	NM
Non-GAAP diluted earnings per share(1)	$2.11	$1.64	29%	$4.90	$5.03	(3)%
________________________________
NM - Not Meaningful
(1) Beginning in 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 14 - 16.
The following tables summarize significant items that impacted the comparability of GAAP net income (loss) attributable to Gilead and diluted EPS impact for the periods presented:

	Three Months Ended September 30,
	2020		2019
(In millions, except per share amounts, net of tax)(1)	Net income Impact unfavorable/(favorable)	Diluted EPS Impact unfavorable/(favorable)	Net income Impact unfavorable/(favorable)	Diluted EPS Impact unfavorable/(favorable)
Acquired IPR&D expenses	$1,033	$0.82	$3,068	$2.41
Losses (gains) from equity securities, net	983	0.78	(66)	(0.05)
Total impact to GAAP earnings	$2,016	$1.60	$3,002	$2.36

	Nine Months Ended September 30,
	2020		2019
(In millions, except per share amounts, net of tax)(1)	Net income Impact unfavorable/(favorable)	Diluted EPS Impact unfavorable/(favorable)	Net income Impact unfavorable/(favorable)	Diluted EPS Impact unfavorable/(favorable)
Acquired IPR&D expenses	$5,622	$4.45	$3,294	$2.58
Losses (gains) from equity securities, net	1,090	0.86	(320)	(0.25)
Total impact to GAAP earnings	$6,712	$5.31	$2,974	$2.33
________________________________

(1) All items presented were excluded from non-GAAP net income and non-GAAP diluted earnings per share. A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 14 - 16.

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October 28, 2020	3

Product Sales

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2020	2019	Change	2020	2019	Change
HIV Products	$4,547	$4,202	8%	$12,681	$11,861	7%
HCV Products	464	674	(31)%	1,641	2,306	(29)%
Cell Therapy Products	147	118	25%	444	334	33%
Veklury	873	—	NM	873	—	NM
Other Products	462	522	(11)%	1,388	1,822	(24)%
Total Product Sales	$6,493	$5,516	18%	$17,027	$16,323	4%
________________________________
NM - Not Meaningful
Total product sales increased 18% to $6.5 billion for the third quarter 2020, compared to $5.5 billion for the same period in 2019, primarily due to sales of Veklury and Gilead’s core HIV products driven by higher volume and stronger patient demand.
For the third quarter 2020, product sales in the United States, Europe and other international locations were $5.1 billion, $877 million and $540 million, respectively. For the third quarter 2019, product sales in the United States, Europe and other international locations were $4.2 billion, $804 million and $513 million, respectively.
•The growth of Gilead’s product sales excluding Veklury was primarily due to the following:
◦Gilead’s core HIV business driven by higher volume as channel inventory continues to normalize in the United States as well as stronger patient demand; and
◦Continued patient uptake of Biktarvy® (bictegravir 50 mg/emtricitabine 200 mg/tenofovir alafenamide 25 mg).
•The increase was partially offset by:
◦Lower sales volume of Truvada (FTC/TDF)-based products; and
◦Lower HCV sales volume due to the COVID-19 pandemic and lower average HCV net selling price.
HIV product sales increased 8% to $4.5 billion for the third quarter 2020, compared to $4.2 billion for the same period in 2019, primarily due to the underlying strength of the HIV franchise. Biktarvy share continues to grow in the United States.
•The increase was primarily driven by:
◦Gilead’s core HIV business driven by higher volume as channel inventory continues to normalize in the United States following the second quarter consumption of the stockpiling from the first quarter 2020 as well as stronger patient demand; and
◦Continued patient uptake of Biktarvy and growth of Descovy® (emtricitabine 200 mg/tenofovir alafenamide 25 mg) for PrEP® (“Descovy for PrEP”).
•The increase was partially offset by:
◦Lower sales volume of Truvada (FTC/TDF)-based products. Gilead expects a significant decline in Truvada sales as the first generic version of Truvada became available in the United States on October 2, 2020;
◦Lower average net selling price, including the effect of unfavorable payer mix; and
◦Lower PrEP sales volume due to the COVID-19 pandemic.
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October 28, 2020	4

HCV product sales decreased 31% to $464 million for the third quarter 2020, compared to $674 million for the same period in 2019. The HCV business continues to recover from the delayed patient starts due to the COVID-19 pandemic.
•The decrease was primarily due to:
◦Lower sales volume driven by lower patient starts in the United States and Europe attributable to a decrease in healthcare provider visits and lower screenings due to the COVID-19 pandemic; and
◦Lower average net selling price.
•Sequentially, HCV sales volume increased in Europe due to higher patient starts.
Cell Therapy product sales, which include Yescarta® (axicabtagene ciloleucel) and TecartusTM (brexucabtagene autoleucel), increased 25% to $147 million for the third quarter 2020, compared to $118 million for the same period in 2019. The increase was primarily driven by the continued uptake and expansion of Yescarta in Europe. Tecartus was approved by the United States Food and Drug Administration (“FDA”) during the third quarter 2020.
Veklury generated $873 million in sales primarily in the United States during the third quarter 2020. Veklury revenue is generated in a highly dynamic and complex global health environment, which continues to evolve. As a result, Veklury revenue is subject to significant volatility and uncertainly.
Other product sales, which include Vemlidy® (tenofovir alafenamide 25 mg), Viread® (tenofovir disoproxil fumarate 300mg), Letairis® (ambrisentan 5 mg and 10 mg), Ranexa® (ranolazine 500 mg and 1000 mg), Zydelig® (idelalisib 150 mg), AmBisome® (amphotericin b liposome for injection 50 mg/vial) and Cayston® (aztreonam for inhalation solution 75 mg/vial), decreased 11% to $462 million for the third quarter 2020, compared to $522 million for the same period in 2019, primarily due to the expected declines in sales of Letairis and Ranexa after generic entries in the first half of 2019.
Operating Expenses

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2020	2019	Change	2020	2019	Change
Research and development (“R&D”) expenses(1)	$1,158	$1,030	12%	$3,461	$2,956	17%
Non-GAAP R&D expenses(1)	$1,155	$1,028	12%	$3,345	$2,956	13%

Acquired IPR&D expenses(1)	$1,171	$3,960	(70)%	$5,792	$4,251	36%
Non-GAAP Acquired IPR&D expenses(1)	$—	$—	—%	$—	$—	—%

Selling, general and administrative (“SG&A”) expenses	$1,106	$1,052	5%	$3,421	$3,177	8%
Non-GAAP SG&A expenses	$1,095	$1,045	5%	$3,335	$3,171	5%
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(1) Beginning in the second quarter 2020, Acquired IPR&D expenses were reported separately from R&D expenses in Gilead’s Condensed Consolidated Statements of Operations to provide additional information. Acquired IPR&D expenses reflect IPR&D impairments as well as the initial costs of externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use, including upfront payments related to various collaborations and the initial costs of rights to IPR&D projects. The amounts for prior periods have been reclassified to conform to the current period presentation. Acquired IPR&D expenses have been historically excluded from Gilead’s non-GAAP financial information.
During the third quarter 2020, compared to the same period in 2019:
•R&D expenses and non-GAAP R&D expenses increased primarily due to higher clinical trial expenses related to remdesivir and higher investments in oncology programs including magrolimab, partially offset by lower costs as a result of Gilead’s pause or postponement of certain clinical trials due to the COVID-19 pandemic.
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October 28, 2020	5

•Acquired IPR&D expenses of $4.0 billion for the third quarter 2019 were primarily related to Gilead’s global research and development collaboration agreement with Galapagos. Acquired IPR&D expenses of $1.2 billion for the third quarter 2020 were related to collaborations and other investments Gilead entered into during the current quarter, separately with Arcus Biosciences, Inc. (“Arcus”), Pionyr Immunotherapeutics, Inc. (“Pionyr”), Tango Therapeutics (“Tango”) and Tizona Therapeutics, Inc. (“Tizona”).
•SG&A expenses and non-GAAP SG&A expenses for the third quarter 2020 increased primarily due to higher expenses driven by headcount growth, partially offset by lower marketing and other spend due to the COVID-19 pandemic.
Other Income (Expense), Net

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2020	2019	Change	2020	2019	Change
Other income (expense), net	$(940)	$222	NM	$(848)	$817	NM
Non-GAAP other income (expense), net	$29	$164	(82)%	$203	$505	(60)%
________________________________
NM - Not Meaningful
During the third quarter 2020, compared to the same period in 2019:
•Other income (expense), net decreased primarily due to unfavorable changes in the fair value of Gilead’s equity securities largely driven by a $923 million unrealized loss relating to Gilead’s investments in Galapagos and lower interest income.
•Non-GAAP Other income (expense), net decreased by 82% primarily due to lower interest income.
Effective Tax Rate
The GAAP effective tax rate (“ETR”) and non-GAAP ETR for the third quarter 2020 were 57.2% and 18.4%, respectively, compared to 22.2% and 22.1% for the same period in 2019, respectively. The year-over-year increase in GAAP ETR is primarily due to the above-mentioned unrealized loss on Gilead’s equity investments in Galapagos, as well as certain third quarter 2020 acquired IPR&D charges that are non-deductible for income tax purposes. The GAAP and non-GAAP ETR for the third quarter 2020 reflects a $91 million net discrete tax benefit related to a settlement with a taxing authority.
Cash, Cash Equivalents and Marketable Debt Securities
As of September 30, 2020, Gilead had $26.0 billion of cash, cash equivalents and marketable debt securities, compared to $25.8 billion as of December 31, 2019. During the third quarter 2020, Gilead generated $2.3 billion in operating cash flow, issued senior unsecured notes in an aggregate principal amount of $7.25 billion, repaid $2.0 billion of debt that matured during the third quarter 2020, utilized $1.0 billion on acquisitions, net of cash acquired (including IPR&D), paid cash dividends of $861 million and utilized $201 million on stock repurchases. In an event subsequent to the third quarter 2020, on October 23, 2020, Gilead completed the acquisition of Immunomedics, Inc (“Immunomedics”), which was financed with the majority of the proceeds from the September 2020 senior unsecured notes offering, an additional $1.0 billion from a new senior unsecured term loan facility and the balance with cash on hand.
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October 28, 2020	6

Updated Full Year 2020 Guidance
Gilead’s 2020 guidance has been updated to reflect the continued global progression of the COVID-19 pandemic, including infection rates, hospitalization rates and broad commercial availability of Veklury, resulting in a tightening of the estimated revenue range. As mentioned elsewhere, Veklury generates revenue within a highly dynamic and complex global health environment, which continues to evolve.

(In millions, except percentages and per share amounts)	Initially Provided February 4, 2020	Previously Updated July 30, 2020	Updated October 28, 2020
Product Sales	$21,800 - $22,200	$23,000 - $25,000	$23,000 - $23,500
Non-GAAP
Product Gross Margin	86% - 87%	86% - 87%	86% - 87%
R&D Expenses	Mid-single digit percentage growth	Mid-teens percentage growth	Mid-teens percentage growth
SG&A Expenses	Mid-single-digit percentage growth	High single-digit percentage growth	Low double-digit percentage growth
Operating Income	$10,100 - $10,800	$10,700 - $13,000	$10,700 - $11,200
Effective Tax Rate	~ 21%	~ 21%	~ 20%
Diluted EPS	$6.05 - $6.45	$6.25 - $7.65	$6.25 - $6.60
GAAP Diluted Earnings (Loss) Per Share	$5.15 - $5.55	$0.83 - $2.23	$(0.25) - $0.10
Outlook
The COVID-19 pandemic continues to impact Gilead’s business and broader market dynamics, including HCV and PrEP market volume. Gilead expects its core business will continue to gradually recover in the fourth quarter 2020 and into the first half of 2021. Gilead expects that the company’s HIV treatment business will continue to remain largely unaffected and that by the first quarter of 2021, patients with HCV will begin to initiate treatment. The acquisition of Immunomedics will immediately contribute to Gilead’s revenue growth and is expected to be neutral to accretive to Gilead’s non-GAAP EPS in 2023 and significantly accretive thereafter. The fundamentals of Gilead’s business and long-term outlook remain strong.
Business Highlights
During the third quarter 2020, Gilead made important strides in advancing work across each of the three long-term ambitions laid out in its corporate strategy: (i) to bring 10+ transformative therapies to patients by 2030; (ii) to be the biotech employer and partner of choice; and (iii) to deliver shareholder value in a sustainable and responsible manner. This progress occurred as Gilead continued efforts to enhance its understanding of remdesivir’s role in treating COVID-19 and rapidly expand access for patients worldwide.
Corporate Development:
Gilead significantly accelerated the buildout of its oncology portfolio and expertise in the third quarter 2020 by announcing the acquisition of Immunomedics. This transaction, Gilead’s thirteenth in oncology in the last two years, brings a foundational product to Gilead’s oncology franchise, broadening and deepening the company’s solid tumor pipeline and building on current marketed products and late-stage clinical candidates for patients with hematologic malignances.
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October 28, 2020	7

•In September, Gilead agreed to acquire Immunomedics for approximately $21 billion. In an event subsequent to the third quarter 2020, in October, Gilead closed the transaction and gained Trodelvy® (sacituzumab govitecan-hziy), a first-in-class Trop-2-directed antibody-drug conjugate. Trodelvy was granted accelerated approval by FDA in April for the treatment of adult patients with metastatic triple-negative breast cancer (“mTNBC”) who have received at least two prior therapies for metastatic disease. Beyond mTNBC, Trodelvy is being studied as a monotherapy and combination agent for additional tumor types, including HR+/HER2- breast cancer, bladder cancer, non-small cell lung cancer and other solid tumors. At the ESMO Virtual Congress 2020, Immunomedics presented new data on Trodelvy, including detailed results from the Phase 3 ASCENT study in mTNBC and additional clinical data in bladder cancer and other solid tumors.
In the third quarter 2020, Gilead also entered into several additional agreements to advance its emerging and complementary oncology portfolio:
•Gilead completed its transaction with Arcus to enter into a 10-year partnership. Gilead and Arcus will co-develop and co-commercialize next generation cancer immunotherapies, including investigational products that target important mechanisms involved in tumor evasion of the immune system and cell-intrinsic pathways important for cancer growth and metastasis.
•Kite Pharma Inc. (“Kite”), a Gilead Company, entered into a two-year research collaboration and license agreement with HiFiBiO Therapeutics (“HiFiBiO”). HiFiBiO will use its proprietary technology platforms to identify novel acute myeloid leukemia (“AML”) targets and anti-AML specific antibodies for Kite’s use in cell therapies, and Kite will have an exclusive option to opt in on any targets discovered through the collaboration.
•Gilead announced an agreement with Jounce Therapeutics, Inc. (“Jounce”) to exclusively license JTX-1811, Jounce’s monoclonal antibody designed to selectively deplete immunosuppressive tumor-infiltrating T regulatory cells. Jounce will lead development of JTX-1811 through investigational new drug clearance, and thereafter, Gilead will have the sole right to develop the compound. In an event subsequent to the third quarter 2020, in October, this transaction was completed.
•Gilead acquired a 49.9% equity interest in Pionyr, as well as an exclusive option to acquire the remainder of Pionyr following the readout of a Phase 1b study of Pionyr’s investigational antibodies, PY314 and PY159, or earlier. Pionyr’s Myeloid Tuning™ therapies have the potential to treat patients who currently do not benefit from checkpoint inhibitor therapies. PY314 and PY159 are first-in-class antibodies designed to remove or reprogram, respectively, the immune suppressive cells in the tumor microenvironment and thereby enhance anti-tumor immunity.
•Gilead acquired a 49.9% equity interest in Tizona, as well as an exclusive option to acquire the remainder of Tizona following the readout of a Phase 1b study of Tizona’s investigational antibody, TTX-080, or earlier. TTX-080 is a potential first-in-class medicine that targets HLA-G, a novel and emerging immune checkpoint expressed across multiple tumor types.
•Gilead expanded its multi-year collaboration with Tango. Tango will continue to leverage its proprietary, CRISPR-enabled functional genomics target discovery platform to identify novel immune evasion targets. The number of targets covered will expand from five to 15.
Remdesivir and Gilead’s Ongoing COVID-19 Pandemic Response:
Ensuring Broader Access to Veklury:
During the third quarter of 2020, additional regulatory authorizations for the treatment of COVID-19 facilitated broader access to Veklury. Additionally, Gilead continued to collaborate with industry partners and thought leaders to support efforts to systematically address the impact of COVID-19 on minority communities and ensure affordable supply of therapy for people worldwide.
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October 28, 2020	8

•In October and July, Veklury became the first approved treatment for COVID-19 in the United States and European Union, respectively. FDA granted full approval to Veklury for the treatment of patients with COVID-19, and the European Commission (“EC”) granted conditional Marketing Authorization for the treatment of COVID-19.
•As previously discussed in Gilead’s second quarter 2020 earnings press release, Gilead executed process improvements to shorten the manufacturing time and expanded its manufacturing capacity globally to supply remdesivir broadly. As a result, Gilead has been meeting real-time patient demand for Veklury in the United States since the beginning of October and now meets global patient demand for Veklury, even in the event of potential future surges of COVID-19.
•In October, Gilead began distributing Veklury in the United States upon conclusion of the previous distribution agreement with the U.S. Federal government. To ensure stable management of drug supply in the near-term, AmerisourceBergen will continue to serve as the sole U.S. distributor of Veklury through the end of 2020 and will sell the product directly to hospitals. This distribution model closely reflects the traditional model hospitals use to procure medicines. Hospitals will control the quantity of Veklury that they order, enabling them to have a predictable supply of Veklury.
•In October, Gilead and the EC signed a joint procurement agreement (“JPA”) that will enable rapid and equitable access to Veklury. The JPA enables participating countries in the European Union and the European Economic Area and the United Kingdom to purchase Veklury for both real-time patient demand and stockpiling needs, coordinated by the EC. The agreement covers purchases of Veklury for a six-month period and has the option to be extended.
Advancing Remdesivir Clinical Development:
Gilead continues to make rapid progress advancing remdesivir as a treatment for COVID-19. During the third quarter 2020, additional data were released that further enhance the understanding of remdesivir and point to its important role in treating patients with COVID-19, and new clinical trials were initiated to assess remdesivir’s safety and efficacy in additional patient populations.
•In July, Gilead presented new data at the 23rd International AIDS Conference, including a comparative analysis of the Phase 3 SIMPLE-Severe trial and a real-world retrospective of a cohort of patients with severe COVID-19. The analysis demonstrated that remdesivir was associated with an improvement in clinical recovery and a 62 percent reduction in the risk of mortality compared with the standard of care. Separate subgroup analyses from the Phase 3 SIMPLE-severe trial found that traditionally marginalized racial or ethnic groups treated with remdesivir experienced similar clinical outcomes as the overall patient population in the study.
•In July, Gilead announced the initiation of a Phase 1a clinical study to evaluate the safety, tolerability and pharmacokinetics of an investigational, inhaled solution of remdesivir in healthy volunteers. Gilead also announced plans for trials using intravenous infusions in outpatient settings such as infusion centers and nursing homes, trials evaluating remdesivir in combination with the JAK inhibitor, baricitinib, and the IL-6 receptor antagonist tocilizumab; and trials including vulnerable patient populations, such as children, pregnant women, and patients with end-stage renal disease.
•In October, the New England Journal of Medicine (“NEJM”) published the final results from the National Institute of Allergy and Infectious Diseases’ (“NIAID”) Phase 3 ACTT-1 trial in adults hospitalized with mild-moderate or severe COVID-19. The final ACTT-1 study results showed that treatment with Veklury resulted in consistent, clinically meaningful improvements across multiple outcome assessments compared with placebo in COVID-19 patients. The final results also demonstrate that treatment with Veklury resulted in a faster time to recovery than previously reported. Overall, treatment with Veklury resulted in five days faster recovery and reduced disease progression compared with placebo. Veklury reduced mortality by 70 percent at day 29 in patients on low-flow oxygen at baseline in a post-hoc analysis.

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October 28, 2020	9

Other Pipeline Updates:
Viral Diseases:
•In July, new data across Gilead’s HIV franchise were presented at the 23rd International AIDS Conference. The presentations included a new clinical study data for a sustained-delivery subcutaneous formulation of Gilead’s novel investigational HIV-1 capsid inhibitor lenacapavir; additional data evaluating the safety and efficacy of Biktarvy as a treatment for HIV in adults aged 65 or older; data from the DISCOVER trial indicating no increase in sexual health risk behavior among those taking Descovy for PrEP or Truvada for PrEP, and an update on Gilead’s cure research strategy through data on dose-dependent immune responses with vesatolimod, an investigational toll-like receptor 7 (“TL7R”) agonist.
•In August, the China National Medical Products Administration approved a PrEP indication for Truvada. Truvada is the first medicine approved for HIV prevention in China.
•In August, new data showcasing the breadth of Gilead’s research in viral hepatitis were presented at the Digital International Liver Congress™ 2020. The presentations included data reinforcing the effectiveness of Epclusa® for HCV in key underserved populations, as well as new data demonstrating the durable renal and bone safety benefit of Vemlidy for hepatitis B virus (“HBV”) and supporting the further evaluation of selgantolimod as part of a combination approach to a functional cure for HBV.
•In October, new data for Biktarvy were presented at HIV Glasgow 2020. The presentations included long-term study results from multiple switch studies, in which treatment with Biktarvy continued to demonstrate durable efficacy with an established safety profile in a broad range of people living with HIV, as well as data from the observational, real-world, global BICSTaR study, which showed consistent therapeutic effectiveness and long-term safety in real-world practice settings.
Inflammatory Diseases:
•In August, new data highlighting Gilead’s research in nonalcoholic steatohepatitis (“NASH”) and primary sclerosing cholangitis (“PSC”) were presented at the Digital International Liver Congress™ 2020. The presentations included the full results from the Phase 2 ATLAS study, which demonstrate the potential for combination approaches for the treatment of people with advanced fibrosis due to NASH, as well as new data describing the utility of machine learning approaches to evaluate liver histology, identify histologic features associated with disease progression in NASH and PSC, and assess the impact of treatment with TDF in chronic HBV.
•In September, Gilead and Eisai Co., Ltd., announced that the Japanese Ministry of Health, Labour and Welfare granted regulatory approval of Jyseleca® (filgotinib 200 mg and 100 mg tablets) for the treatment of rheumatoid arthritis (“RA”) in patients who have had an inadequate response to conventional therapies, including the prevention of structural joint damage.
•In September, Gilead and Galapagos announced that EC granted marketing authorization for Jyseleca for the treatment of adults with moderate to severe active RA who have responded inadequately to, or are intolerant to, one or more disease modifying anti-rheumatic drugs. Under the marketing authorization, Jyseleca may be used as monotherapy or in combination with methotrexate. The EC’s decision follows a positive opinion from the European Medicines Agency’s (“EMA”) Committee for Medicine Products for Human Use (“CHMP”), which was announced in July.
•In October, Gilead and Galapagos presented new data at the 2020 United European Gastroenterology Week Virtual Meeting, including late-breaking data from the Phase 2b/3 SELECTION trial evaluating filgotinib for the treatment of moderately to severely active ulcerative colitis (“UC”). The data showed that a significantly higher proportion of patients treated with filgotinib 200 mg, versus placebo, achieved clinical remission at Week 10 and maintained remission through Week 58. In addition, significantly more patients achieved six-month corticosteroid-free remission.

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October 28, 2020	10

Oncology:
•In July, FDA granted accelerated approval to Tecartus, the first and only approved chimeric antigen receptor (“CAR”) T cell therapy for the treatment of adult patients with relapsed or refractory mantle cell lymphoma.
•In September, Kite announced the submission of a supplemental Biologics License Application to FDA for Yescarta for the treatment of relapsed or refractory follicular lymphoma and marginal zone lymphoma after two or more prior lines of systemic therapy. If approved, Yescarta would be the first CAR T cell therapy approved for the treatment of relapsed or refractory indolent non-Hodgkin lymphoma.
•In September, Gilead announced that FDA granted Breakthrough Therapy designation for magrolimab, a first-in-class, investigational, monoclonal antibody for the treatment of newly diagnosed myelodysplastic syndrome (“MDS”). The Breakthrough Therapy designation was based on positive results from the ongoing Phase 1b study evaluating magrolimab in combination with azacitidine in previously untreated intermediate, high and very high-risk MDS.
•In October, Kite announced that the EMA Committee for CHMP has issued a positive opinion on its Marketing Authorization Application for KTE-X19, a CAR T cell therapy, for the treatment of relapsed or refractory mantle cell lymphoma. In recognition of its potential to benefit patients with significant unmet medical need, KTE-X19 was granted Priority Medicines designation by the EMA.
Senior Unsecured Notes Offering: In September, Gilead issued $7.25 billion aggregate principal amount of senior unsecured notes, in an underwritten, registered public offering, consisting of seven tranches.
Term Loan Facility: In an event subsequent to the third quarter of 2020, in October, Gilead entered into a three-year term loan facility credit agreement with a group of institutional lenders and borrowed an aggregate principal amount of $1.0 billion.
Board Appointment: In October 2020, Anthony Welters, who retired in 2016 as Senior Adviser to the Office of the Chief Executive Officer of UnitedHealth Group Inc., joined Gilead’s Board of Directors. With his extensive experience in the health insurance and managed care industry, Mr. Welters will bring important perspective to the Board as Gilead continues its work to deliver transformational medicines to patients.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information excludes acquisition-related expenses including amortization, acquired IPR&D expenses including the initial costs of externally developed IPR&D with no alternative future use, upfront collaboration and licensing expenses and IPR&D impairments, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the tables on pages 14 through 16.

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October 28, 2020	11

Conference Call
At 4:30 p.m. Eastern Time today, Gilead’s management will host a conference call to discuss the company’s third quarter 2020 financial results and will provide a business update. The live webcast of the call can be accessed at Gilead’s Investors page at http://investors.gilead.com. Please connect to the website at least 15 minutes prior to the start of the call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 877-359-9508 (U.S.) or 224-357-2393 (international) and dial the conference ID 6986657 to access the call. Telephone replay will be available approximately two hours after the call through 11:59 p.m. Eastern Time, October 30, 2020. To access the replay, please call 855-859-2056 (U.S.) or 404-537-3406 (international) and dial the conference ID 6986657. The webcast will be archived on www.gilead.com for one year.
About Gilead Sciences
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the risks and uncertainties related to the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the risks and uncertainties related to the development, manufacturing and distribution of remdesivir as a treatment for COVID-19, including the uncertainty of the amount and timing of future Veklury revenues and the risk that Gilead may be unable to recoup the expenses incurred to date and future expenses related to the development and production of remdesivir, Gilead may be unable to maintain the production of remdesivir at current and anticipated levels and Gilead may be unable to effectively manage the global supply and distribution of remdesivir; Gilead’s ability to achieve its anticipated full year 2020 financial results, including as a result of potential adverse revenue impacts from COVID-19, increases in expenses due to the development and commercialization of remdesivir and potential revenues from Veklury; Gilead’s ability to make progress on any of its long-term ambitions laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its antiviral and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including those of or with Arcus, HiFiBiO, Immunomedics, Jounce, Pionyr, Tango and Tizona; the ability to initiate, progress or complete clinical trials within currently anticipated timeframes, including the ongoing and additional clinical trials involving remdesivir for the treatment of COVID-19; the possibility of unfavorable results from ongoing and additional clinical trials involving Biktarvy, Epclusa, Descovy for PrEP, Trodelvy, Truvada for PrEP, Veklury and Vemlidy; the risk that safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including filgotinib, lenacapavir, KTE-X19, magrolimab, remdesivir, selgantolimod and vesatolimod, or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including FDA approval of Yescarta for the treatment of relapsed or refractory follicular lymphoma and marginal zone lymphoma after two or more prior lines of systemic therapy and EC approval of KTE-X19 for the treatment of relapsed or refractory mantle cell lymphoma, which may be subject to signification limitations on use; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products; the risk that private and public payers may be reluctant to provide, or continue to provide, coverage or reimbursement for new products; the risk that efforts to control prescription drug prices could have a material adverse effect on Gilead’s business; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the
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October 28, 2020	12

products; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Additionally, with respect to Gilead’s acquisition of Immunomedics, risks and uncertainties include: the uncertainties relating to the post-closing operations and outlook for the business, including, without limitation, Gilead’s ability to advance the product pipeline and successfully commercialize Trodelvy; expectations for achieving full FDA approval based on confirmatory data for Trodelvy and the development of Trodelvy for additional indications; difficulties or unanticipated expenses in connection with the integration of Immunomedics; the effects of the transaction on relationships with employees, other business partners or governmental entities; Gilead’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for products due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; and other risks identified from time to time in the companies’ reports filed with the SEC. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended September 30, 2020 are not necessarily indicative of operating results for any future periods. Information about these and other risks, uncertainties and factors can be found in Gilead’s periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUSTM, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®.
This report also refers to trademarks, service marks and trade names of other companies.
For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

October 28, 2020	13

GILEAD SCIENCES, INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2020	2019	2020	2019
Revenues:
Product sales	$6,493	$5,516	$17,027	$16,323
Royalty, contract and other revenues	84	88	241	247
Total revenues	6,577	5,604	17,268	16,570
Costs and expenses:
Cost of goods sold	1,141	1,035	3,174	2,992
Research and development expenses	1,158	1,030	3,461	2,956
Acquired in-process research and development expenses	1,171	3,960	5,792	4,251
Selling, general and administrative expenses	1,106	1,052	3,421	3,177
Total costs and expenses	4,576	7,077	15,848	13,376
Income (loss) from operations	2,001	(1,473)	1,420	3,194
Interest expense	(236)	(250)	(717)	(752)
Other income (expense), net	(940)	222	(848)	817
Income (loss) before income taxes	825	(1,501)	(145)	3,259
Income tax expense (benefit)	472	(333)	1,310	584
Net income (loss)	353	(1,168)	(1,455)	2,675
Net loss attributable to noncontrolling interest	(7)	(3)	(27)	(15)
Net income (loss) attributable to Gilead	$360	$(1,165)	$(1,428)	$2,690
Net income (loss) per share attributable to Gilead common stockholders - basic	$0.29	$(0.92)	$(1.14)	$2.12
Shares used in per share calculation - basic	1,255	1,267	1,257	1,271
Net income (loss) per share attributable to Gilead common stockholders - diluted	$0.29	$(0.92)	$(1.14)	$2.10
Shares used in per share calculation - diluted	1,261	1,267	1,257	1,278
Cash dividends declared per share	$0.68	$0.63	$2.04	$1.89

October 28, 2020	14

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except percentages and per share amounts)	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP cost of goods sold	$1,141	$1,035	$3,174	$2,992
Acquisition-related – amortization of purchased intangibles	(266)	(266)	(798)	(822)
Non-GAAP cost of goods sold	$875	$769	$2,376	$2,170

Product gross margin reconciliation:
GAAP product gross margin	82.4%	81.2%	81.4%	81.7%
Acquisition-related – amortization of purchased intangibles	4.1%	4.8%	4.7%	5.0%
Non-GAAP product gross margin(7)	86.5%	86.1%	86.0%	86.7%

Research and development expenses reconciliation:
GAAP research and development expenses(2)	$1,158	$1,030	$3,461	$2,956
Acquisition-related – other costs(4)	(3)	—	(116)	—
Other(5)	—	(2)	—	—
Non-GAAP research and development expenses	$1,155	$1,028	$3,345	$2,956

Acquired IPR&D expenses reconciliation(2) :
GAAP acquired IPR&D expenses	$1,171	$3,960	$5,792	$4,251
Acquired IPR&D expenses	(1,171)	(3,960)	(5,792)	(4,251)
Non-GAAP acquired IPR&D expenses	$—	$—	$—	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,106	$1,052	$3,421	$3,177
Acquisition-related – other costs(4)	(12)	—	(89)	—
Other(5)	1	(7)	3	(6)
Non-GAAP selling, general and administrative expenses	$1,095	$1,045	$3,335	$3,171

Operating margin reconciliation
GAAP operating margin	30.4%	(26.3)%	8.2%	19.3%
Acquired IPR&D expenses(2)	17.8%	70.7%	33.5%	25.7%
Acquisition-related – amortization of purchased intangibles	4.0%	4.7%	4.6%	5.0%
Acquisition-related – other costs(4)	0.2%	—%	1.2%	—%
Other(5)	—%	0.2%	—%	—%
Non-GAAP operating margin(7)	52.5%	49.3%	47.6%	49.9%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$(940)	$222	$(848)	$817
Losses (gains) from equity securities, net	969	(58)	1,051	(312)
Non-GAAP other income (expense), net	$29	$164	$203	$505

Effective tax rate reconciliation:
GAAP effective tax rate	57.2%	22.2%	(903.4)%	17.9%
Income tax effect of above non-GAAP adjustments	(38.8)%	(0.1)%	923.3%	2.2%
Non-GAAP effective tax rate(7)	18.4%	22.1%	19.9%	20.1%

October 28, 2020	15

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION(1) - (Continued)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except percentages and per share amounts)	2020	2019	2020	2019
Net income attributable to Gilead reconciliation:
GAAP net income (loss) attributable to Gilead	$360	$(1,165)	$(1,428)	$2,690
Acquired IPR&D expenses(2)	1,033	3,068	5,622	3,294
Acquisition-related – amortization of purchased intangibles	225	247	673	759
Acquisition-related – other costs(4)	11	—	159	—
Losses (gains) from equity securities, net	983	(66)	1,090	(320)
Discrete and related tax charges(3)	45	—	82	—
Other(5)	—	7	(2)	5
Non-GAAP net income attributable to Gilead	$2,657	$2,091	$6,196	$6,428

Diluted earnings per share reconciliation:
GAAP diluted earnings (loss) per share(6)	$0.29	$(0.92)	$(1.14)	$2.10
Acquired IPR&D expenses(2)	0.82	2.41	4.45	2.58
Acquisition-related – amortization of purchased intangibles	0.18	0.19	0.53	0.59
Acquisition-related – other costs(4)	0.01	—	0.13	—
Losses (gains) from equity securities, net	0.78	(0.05)	0.86	(0.25)
Discrete and related tax charges(3)	0.04	—	0.06	—
Other(5)	—	0.01	—	—
Non-GAAP diluted earnings per share(6)(7)	$2.11	$1.64	$4.90	$5.03

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$266	$266	$798	$822
Research and development expenses adjustments	3	2	116	—
Acquired IPR&D expenses(2)	1,171	3,960	5,792	4,251
Selling, general and administrative expenses adjustments	11	7	86	6
Other income (expense), net adjustments	969	(58)	1,051	(312)
Total non-GAAP adjustments before tax	2,420	4,177	7,843	4,767
Income tax effect	(168)	(921)	(301)	(1,029)
Discrete and related tax charges(3)	45	—	82	—
Total non-GAAP adjustments after tax	$2,297	$3,256	$7,624	$3,738
________________________________
(1) Beginning in the first quarter 2020, Gilead no longer regularly excludes share-based compensation expense from its non-GAAP financial information. To conform to this change, the prior period non-GAAP financial information has been recast to include share-based compensation expense.

(2) Beginning in the second quarter 2020, Acquired IPR&D expenses are presented separately from R&D expenses in Gilead’s GAAP Condensed Consolidated Statements of Operations. The amounts for prior periods have been reclassified to conform to the current period presentation. Acquired IPR&D expenses have been historically excluded from Gilead’s non-GAAP financial information.

(3) Amounts represent the reversal of the deferred tax assets established in the fourth quarter 2019. The reversal arose from the amortization of the intangible assets that were transferred from a foreign subsidiary to Ireland and the United States. The discrete tax benefit from the original transaction was excluded from Gilead’s non-GAAP financial information.

(4) Includes primarily employee-related and other expenses associated with Gilead’s acquisition of Forty Seven.
(5) Amounts represent restructuring, contingent consideration and/or other individually insignificant amounts.
(6) Shares used in GAAP loss per diluted share calculation for the nine months ended September 30, 2020 and three months ended September 30, 2019 exclude all outstanding potentially dilutive securities of 38 million and 40 million shares, respectively. Shares used in non-GAAP diluted earnings per share calculation for the nine months ended September 30, 2020 and three months ended September 30, 2019 exclude potentially dilutive securities of 12 million and 17 million shares, respectively. Shares used in GAAP and non-GAAP diluted earnings per share for the three months ended September 30, 2020 and nine months ended September 30, 2019 exclude potentially dilutive securities of 13 million and 14 million shares, respectively.

(7) Amounts may not sum due to rounding differences.

October 28, 2020	16

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2020 FULL YEAR GUIDANCE(1)(2)
(unaudited)

(in millions, except percentages and per share amounts)	Initially Provided February 4, 2020	Previously Updated July 30, 2020	Updated October 28, 2020
Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	81% - 82%	81% - 82%	81% - 82%
Acquisition-related expenses	5%	5%	5%
Non-GAAP projected product gross margin	86% - 87%	86% - 87%	86% - 87%

Projected operating income GAAP to non-GAAP reconciliation:
GAAP projected operating income	$8,980 - $9,680	$3,700 - $6,000	$2,200 - $2,700
Acquisition-related and acquired IPR&D expenses	1,120	7,000	8,500
Non-GAAP projected operating income	$10,100 - $10,800	$10,700 - $13,000	$10,700 - $11,200

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 23%	~ 50%	~110%
Amortization of deferred tax assets and tax rate effects of adjustments noted above	(2)%	(29)%	(90)%
Non-GAAP projected effective tax rate	~ 21%	~ 21%	~ 20%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS (loss per share)	$5.15 - $5.55	$0.83 - $2.23	$(0.25) - $0.10
Acquisition-related, acquired IPR&D expenses, amortization of deferred tax assets and historical fair value adjustments of equity securities	0.90	5.42	6.50
Non-GAAP projected diluted EPS	$6.05 - $6.45	$6.25 - $7.65	$6.25 - $6.60
________________________________
(1) Starting in 2020, Gilead no longer regularly excludes stock-based compensation expense from its non-GAAP financial information.
(2) Excludes the impact of any potential future acquisition-related, acquired IPR&D expenses (other than those transactions announced herein which are expected to close in the fourth quarter 2020) and other expenses, fair value adjustments of equity securities and discrete tax and related charges or benefits associated with changes in tax related laws and guidelines as Gilead is unable to project such amounts.

October 28, 2020	17

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
(in millions)	2020	2019
Assets
Cash, cash equivalents and marketable securities	$26,049	$25,840
Accounts receivable, net	3,913	3,582
Inventories	1,953	2,067
Property, plant and equipment, net	4,810	4,502
Intangible assets, net	12,939	13,786
Goodwill	4,117	4,117
Other assets	7,097	7,733
Total assets	$60,878	$61,627
Liabilities and Stockholders’ Equity
Current liabilities	$9,509	$9,759
Long-term liabilities	33,898	29,218
Stockholders’ equity(1)	17,471	22,650
Total liabilities and stockholders’ equity	$60,878	$61,627
________________________________
(1) As of September 30, 2020 and December 31, 2019, there were 1,253 shares and 1,266 shares, respectively, of common stock issued and outstanding.

October 28, 2020	18

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019

Atripla – U.S.	$99	$132	$275	$387
Atripla – Europe	5	10	17	52
Atripla – Other International	9	7	19	33
	113	149	311	472

Biktarvy – U.S.	1,584	1,106	4,346	2,868
Biktarvy – Europe	194	108	528	229
Biktarvy – Other International	113	45	314	71
	1,891	1,259	5,188	3,168

Complera / Eviplera – U.S.	26	40	77	126
Complera / Eviplera – Europe	35	45	124	179
Complera / Eviplera – Other International	9	8	17	26
	70	93	218	331

Descovy – U.S.	424	256	1,124	735
Descovy – Europe	49	63	156	200
Descovy – Other International	35	44	103	128
	508	363	1,383	1,063

Genvoya – U.S.	669	761	1,927	2,222
Genvoya – Europe	116	152	376	522
Genvoya – Other International	61	65	183	229
	846	978	2,486	2,973

Odefsey – U.S.	309	317	851	865
Odefsey – Europe	116	111	341	328
Odefsey – Other International	12	8	36	27
	437	436	1,228	1,220

Stribild – U.S.	27	63	100	208
Stribild – Europe	13	18	42	60
Stribild – Other International	2	13	12	30
	42	94	154	298

Truvada – U.S.	492	688	1,245	1,896
Truvada – Europe	6	14	20	88
Truvada – Other International	11	19	37	61
	509	721	1,302	2,045

Other HIV(1) – U.S.	10	3	24	23
Other HIV(1) – Europe	1	1	4	3
Other HIV(1) – Other International	2	1	21	11
	13	5	49	37

Revenue share – Symtuza(2) – U.S	82	68	244	165
Revenue share – Symtuza(2) – Europe	34	36	112	89
Revenue share – Symtuza(2) – Other International	2	—	6	—
	118	104	362	254

Total HIV – U.S.	3,722	3,434	10,213	9,495
Total HIV – Europe	569	558	1,720	1,750
Total HIV – Other International	256	210	748	616
	4,547	4,202	12,681	11,861

AmBisome – U.S.	18	9	46	27
AmBisome – Europe	58	57	166	174
AmBisome – Other International	35	33	113	96
	111	99	325	297

October 28, 2020	19

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019

Ledipasvir/Sofosbuvir(3) – U.S.	$36	$54	$113	$257
Ledipasvir/Sofosbuvir(3) – Europe	11	14	26	63
Ledipasvir/Sofosbuvir(3) – Other International	37	56	124	222
	84	124	263	542

Letairis – U.S.	78	121	241	522

Ranexa – U.S.	—	31	9	205

Sofosbuvir/Velpatasvir(4) – U.S.	170	282	646	731
Sofosbuvir/Velpatasvir(4) – Europe	74	118	253	428
Sofosbuvir/Velpatasvir(4) – Other International	86	116	330	341
	330	516	1,229	1,500

Veklury – U.S.	785	—	785	—
Veklury – Europe	60	—	60	—
Veklury – Other International	28	—	28	—
	873	—	873	—

Vemlidy – U.S.	99	78	248	214
Vemlidy – Europe	8	6	22	15
Vemlidy – Other International	70	50	194	122
	177	134	464	351

Viread – U.S.	3	7	10	28
Viread – Europe	8	15	27	57
Viread – Other International	21	35	100	119
	32	57	137	204

Vosevi – U.S.	33	42	93	140
Vosevi – Europe	9	12	26	43
Vosevi – Other International	3	9	13	18
	45	63	132	201

Yescarta – U.S.	85	86	283	275
Yescarta – Europe	51	32	144	59
Yescarta – Other International	2	—	7	—
	138	118	434	334

Zydelig – U.S.	8	13	24	36
Zydelig – Europe	9	13	30	42
Zydelig – Other International	—	—	1	1
	17	26	55	79

Other(5) – U.S.	39	42	124	119
Other(5) – Europe	20	(21)	54	96
Other(5) – Other International	2	4	6	12
	61	25	184	227

Total product sales – U.S.	5,076	4,199	12,835	12,049
Total product sales – Europe	877	804	2,528	2,727
Total product sales – Other International	540	513	1,664	1,547
____________________	$6,493	$5,516	$17,027	$16,323
(1) Includes Emtriva and Tybost.
(2) Represents Gilead’s revenue from cobicistat (“C”), emtricitabine (“FTC”) and tenofovir alafenamide (“TAF”) in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland UC.

(3) Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4) Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5) Includes Cayston, Hepsera, Sovaldi and Tecartus.